EX-99.11.a

May 23, 2018

Board of Trustees
Delaware Group Foundation Funds
2005 Market Street
Philadelphia, PA 19103-7094

Subject:	Registration Statement on Form N‑14

Ladies and Gentlemen:

We have acted as counsel to Delaware Group Foundation Funds (the "Trust"), a Delaware statutory trust, in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the "Commission") of a Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the "Registration Statement").  Pursuant to a Plan of Reorganization (the "Reorganization Plan"), Delaware Foundation Moderate Allocation Fund, a series of the Trust (the "Acquiring Fund"), will acquire the assets of Delaware Foundation Conservative Allocation Fund, a series of the Trust, in exchange for shares of the Acquiring Fund in the manner set forth in such Reorganization Plan (the "Reorganization").
This opinion relates to shares of beneficial interest of the Trust (the "Shares") (no par value per Share) to be issued in the Reorganization, and is furnished in connection with the filing of the Trust's Registration Statement with the Commission.

In connection with giving this opinion, we have examined copies of the Trust's Certificate of Trust as filed with the Secretary of the State of Delaware on October 24, 1997, as amended to date; Agreement and Declaration of Trust dated October 24, 1997, as amended to date (the "Trust Agreement"); Amended and Restated By-Laws of the Trust dated April 1, 2015 (the "By-Laws"); resolutions of the Board of Trustees of the Trust duly adopted at a meeting of the Board of Trustees held on February 28, 2018 (the "Resolutions"); a Good Standing Certificate from the Secretary of State of Delaware dated May 23, 2018; an executed copy of the Reorganization Plan, which has been approved by the Trust's Board of Trustees; the Registration Statement and originals or copies, certified or otherwise identified to our satisfaction, of such other documents and records as we have deemed necessary or advisable for purposes of this opinion.  As to various questions of fact material to our opinion, we have relied upon information provided by officers of the Trust.  Additionally, we have assumed that: (i) the Trust will remain a valid and existing statutory trust under the laws of the State of Delaware, and the provisions of the Trust Agreement and By-Laws relating to the issuance of the Shares will not be modified or eliminated; (ii) the registration with the Commission of an indefinite number of the Shares will remain effective; (iii) the Shares of the Acquiring Fund will be issued in accordance with the Trust Agreement, By-Laws, Resolutions relating to the creation, authorization and issuance of shares and to the Reorganization, and Reorganization Plan; (iv) the Resolutions will not be modified or withdrawn and will be in full force and effect on the date of issuance of such Shares; (v) the Shares of the Acquiring Fund will be validly issued, fully paid, non-assessable and have full voting rights therefor as described in the Information Statement/Prospectus and Statement of Additional Information relating to the Reorganization included in the Registration Statement, and that such payment will have been at least equal to the net asset value of such Shares; (vi) all documents submitted to us as originals are authentic, the signature(s) thereon are genuine and the persons signing the same were of legal capacity; (vii) all documents submitted to us as certified or photostatic copies conform to the original documents and that

Board of Trustees
Delaware Group Foundation Funds
May 23, 2018

such originals are authentic; and (viii) all certificates of public officials upon which we have relied have been duly and properly given and that any public records reviewed by us are complete and accurate.

Both the Delaware Statutory Trust Act, as amended, and the Trust Agreement provide that shareholders of the Trust shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law, as amended, to stockholders of private corporations for profit.  There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust's obligations to the extent that the courts of another state that does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations.  The Trust Agreement also provides for indemnification out of property of a Fund for all loss and expense of any shareholder held personally liable for the obligations of such Fund; provided the liability arises solely as a result of the shareholder's status as a shareholder of the Trust and not as a result of such shareholder's acts or omissions.  Therefore, the risk of any shareholder incurring financial loss beyond his investment due to shareholder liability is limited to circumstances in which a Fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined by a court of competent jurisdiction not to be effective.

This opinion is based exclusively on the provisions of the federal law of the United States of America and the laws of the State of Delaware applicable to trusts formed under the Delaware Statutory Trust Act, as amended, and does not extend to the securities or "blue sky" laws of the State of Delaware or other States.

On the basis of and subject to the foregoing, we are of the opinion that upon the prior satisfaction of the conditions contained in the Reorganization Plan, the Shares, when issued pursuant to the Reorganization Plan and in the manner referred to in the Registration Statement, will be validly issued, fully paid and non-assessable by the Trust.

This opinion is solely for the use of the Trust and may not be referred to or used for any other purpose or relied on by any other persons without our prior written approval.  This opinion is limited to the matter set forth in this letter, and no other opinions should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  However, this does not constitute a consent under Section 7 of the Securities Act of 1933, and we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Commission issued thereunder.

Sincerely yours,

Stradley Ronon Stevens & Young, LLP

By:	/s/ Jonathan M. Kopcsik
Jonathan M. Kopcsik, Esq., a Partner